AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

The following amendment, effective July 19, 2011, is made to the Investment Advisory Agreement, by and between Maxim Series Fund, Inc. (the “Fund”) and GW Capital Management, LLC (the “Adviser”), dated December 5, 1997, as amended (the “Agreement”), and is hereby incorporated into and made a part of the Agreement.

1.	Article I, Section B is amended by adding the following as the second paragraph thereof:

Notwithstanding the first paragraph of Article I, Section B, with respect to the Maxim SecureFoundation Balanced ETF Portfolio, the Adviser shall not be responsible for providing administrative services. Accordingly, the first paragraph of Article I, Section B shall not apply to the Maxim SecureFoundation Balanced ETF Portfolio.

2.	Article II, Section A is amended by adding the following:

As compensation for its services with respect to the Fund, the Adviser receives monthly compensation at the annual rate of 0.16% of the average daily net assets of the Maxim SecureFoundation Balanced ETF Portfolio.

3.	Article II, Section B is amended by adding the following as the seventh paragraph thereof:

With respect to the Maxim SecureFoundation Balanced ETF Portfolio, the Adviser shall be responsible for all expenses incurred in performing the services set forth in Article I, Section A, of this Agreement, and the Fund shall pay all other expenses.

4.	Article II, Section B is further amended by adding the following as the eighth paragraph thereof:

Notwithstanding the second and sixth paragraphs of Section B, above, with respect to the Class L shares of the Maxim Ariel Small-Cap Value, Maxim Ariel MidCap Value, Maxim Loomis Sayles Small-Cap Value, Maxim T. Rowe Price Equity/Income, Maxim Small-Cap Growth, Maxim Invesco ADR, Maxim MFS International Value, and Maxim T. Rowe Price MidCap Growth Portfolios:

(a)

The Adviser shall be responsible for all of its expenses incurred in performing the services set forth in Article I hereunder. Such expenses include, but are not limited to, costs incurred in providing investment advisory services; compensating and furnishing office space for officers and employees of the Adviser connected with investment and economic research, trading, and investment management of the Fund; and paying all fees of all directors of the Fund who are affiliated persons of the Adviser or any of its subsidiaries.

(b)	The Fund pays all other expenses incurred in its operation and all of its general administrative expenses, including, but not limited to, redemption expenses, expenses of portfolio transactions, shareholder servicing costs, pricing costs (including the daily calculation of net asset value), interest, charges of the custodian and transfer agent, if any, cost of auditing services, directors’ fees, legal expenses, state franchise and other taxes, expenses of registering the shares under Federal and state securities laws, Securities and Exchange Commission fees, advisory fees, insurance premiums, costs of maintenance of corporate existence, investor services (including allocable personnel and telephone expenses), costs of printing proxies, stock certificates, costs of corporate meetings, and any extraordinary expenses, including litigation costs, and all distribution and other expenses incurred under a plan adopted pursuant to rule 12b-1 under the Investment Company Act (or successor plan). Accounting services are provided for the Fund by the Adviser and the Fund shall reimburse the Adviser for its costs in connection therewith.

5.	Article II, Section C is amended by adding the following as the second paragraph thereof:

Notwithstanding the eighth paragraph of Section B, above, with respect to Class L shares of the Maxim Ariel Small-Cap Value, Maxim Ariel MidCap Value, Maxim Loomis Sayles Small-Cap Value, Maxim T. Rowe Price Equity/Income, Maxim Small-Cap Growth, Maxim Invesco ADR, Maxim MFS International Value, and Maxim T. Rowe Price MidCap Growth Portfolios, for purposes of this Section C, “Expenses” with respect to a Portfolio shall mean the sum of (a) the investment advisory fee described in Section A, above, for such Portfolio, and (b) expenses to be paid directly by the Fund, as described in clause (b) of the eighth paragraph of Section B, above, excluding all distribution and other expenses incurred under a plan adopted pursuant to rule 12b-1 under the Investment Company Act (or successor plan), with respect to such Portfolio.

6.	In the event of a conflict between the terms of this amendment and the Agreement, the terms of this amendment shall control.

7.	This amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

8.	Except as amended by this amendment, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed in their names and on their behalf by and through duly authorized officers.

GW CAPITAL MANAGEMENT, LLC (d/b/a Maxim Capital Management, LLC)

Attest:	/s/ R.L. Logsdon	By:	/s/ S.M. Corbett
Name:	R.L. Logsdon	Name:	S.M. Corbett
Title:	Assistant Vice President, Counsel & Secretary	Title:	President & Chief Executive Officer

MAXIM SERIES FUND, INC.

Attest:	/s/ R.L. Logsdon	By:	/s/ M.C. Maiers
Name:	R.L. Logsdon	Name:	M.C. Maiers
Title:	Assistant Vice President, Counsel & Secretary	Title:	Chief Financial Officer & Treasurer

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